  Exhibit 99.1

CorMedix Inc. Announces $10 Million Underwritten Public Offering

Bedminster, NJ – April 27, 2017 – CorMedix Inc. (NYSE MKT: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory disease, today announced that it has entered into an underwriting agreement with H.C. Wainwright & Co., LLC (the “Underwriter”), as sole-book running manager, under which the Underwriter has agreed to purchase on a firm commitment basis a minimum of 13,333,333 shares of common stock of the Company, together with two tranches of warrants to purchase a minimum 19,999,998 shares of common stock of the Company, at a price to the public of $0.75 per share and accompanying warrants.

The aggregate gross proceeds to the Company (assuming no exercise of the warrants) are $10 million, before deducting underwriting discounts and commissions and estimated offering expenses. All shares of common stock issued in connection with this offering will be listed on the NYSE MKT and will be freely tradable on such exchange.

H.C. Wainwright & Co. is acting as the sole book-running manager for this offering.

Each Tranche 1 Warrant will have an exercise price of $1.05 per share of common stock, will become exercisable on any day on or after the date that we publicly announce through the filing of a Current Report on Form 8-K that the amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock has been approved by our stockholders and has become effective (the “Exercisable Date”), and will expire five years following the Exercisable Date. Each Tranche 2 Warrant will have an exercise price of $0.75 per share of common stock, will become exercisable on the Exercisable Date and will expire thirteen months following the Exercisable Date.

The Company has granted to the Underwriter a 30-day option to purchase up to an additional 1,999,999 shares of common stock and/or warrants to purchase 2,999,998 shares of common stock of the Company, for potentially additional aggregate gross proceeds to the Company of up to approximately $11.5 million (assuming no exercise of the warrants) before deducting underwriting discounts and commissions and estimated offering expenses.

The closing of the offering is expected to occur on or about May 3, 2017, subject to customary closing conditions. The Company intends to use the net proceeds of the offering for general corporate purposes, including the development of Neutrolin, specifically the LOCK-IT-100 and LOCK-IT-200 clinical trials, and working capital and capital expenditures.

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The securities described above are being offered by the Company pursuant to a “shelf” registration statement, including a base prospectus, which was previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”) on April 17, 2015. The offering may be made only by means of a prospectus supplement and the accompanying prospectus. A preliminary prospectus supplement and the accompanying prospectus related to the offering will be filed with the SEC and once filed, copies can be obtained by contacting H.C. Wainwright & Co., LLC, 430 Park Avenue, New York, NY 10022, by calling 646-975-6996 or by email at placements@hcwco.com or at the SEC’s website at http://www.sec.gov.

About CorMedix Inc.

CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory disease. The Company is focused on developing its lead product Neutrolin®, a novel, non-antibiotic antimicrobial solution designed to prevent costly and dangerous bloodstream infections associated with the use of central venous catheters. Neutrolin is currently in a Phase 3 clinical trial in patients undergoing chronic hemodialysis via a central venous catheter. The Company is planning to conduct its second Phase 3 clinical trial in patients with cancer receiving IV parenteral nutrition, chemotherapy and hydration via a chronic central venous catheter, subject to sufficient resources. Neutrolin has FDA Fast Track status and is designated as a Qualified Infectious Disease Product. It is already a CE Marked product in Europe and other territories.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties about CorMedix, including but not limited to statements with respect to CorMedix’s plans to consummate its proposed underwritten offering of common stock and warrants and the use of proceeds. CorMedix may use words such as “may,” “might,” “should,” “anticipate,” “estimate,” “expect,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance to identify such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are risks relating to, among other things, whether or not CorMedix will be able to raise capital, the final terms of the underwritten offering of common stock and warrants, market and other conditions, the satisfaction of customary closing conditions related to the underwritten offering of common stock and warrants, CorMedix’s business and financial condition, and the impact of general economic, industry or political conditions in the United States or internationally. For additional disclosure regarding these and other risks faced by CorMedix, see disclosures contained in CorMedix’s public filings with the SEC, including the “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2016, and under the heading “Risk Factors” of the prospectus supplements for this offering. You should consider these factors in evaluating the forward-looking statements included in this press release and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof, and CorMedix undertakes no obligation to update such statements as a result of new information.

For Investors & Media:

Tiberend Strategic Advisors, Inc.

Joshua Drumm, Ph.D.: jdrumm@tiberend.com; (212) 375-2664
Janine McCargo: jmccargo@tiberend.com; (646) 604-5150